Floor & Decor Holdings, Inc. Announces Fourth Quarter and Fiscal 2020 Financial Results
Highlights for the Fourth Quarter of Fiscal 2020:
•Net sales increased 37.3% from the fourth quarter of fiscal 2019 to $723.7 million
•Comparable store sales increased 21.6% from the fourth quarter of fiscal 2019
•Diluted earnings per share (“EPS”) increased 58.8% to $0.54 from $0.34 in the fourth quarter of fiscal 2019; Adjusted diluted EPS* increased 80.8% to $0.47 from $0.26 in the fourth quarter of fiscal 2019
ATLANTA--(BUSINESS WIRE)--February 25, 2021--Floor & Decor Holdings, Inc. (NYSE: FND) (“We,” “Our,” the “Company,” or “Floor & Decor”) announces its financial results for the fourth quarter and fiscal year ended December 31, 2020, which included an additional week of operations (53rd week) compared to the prior year. Tom Taylor, Chief Executive Officer, stated, “We are very pleased with our fiscal 2020 fourth quarter and full-year 2020 earnings results, which reflect exceptional execution by our associates and their tireless efforts towards serving our customers and each other during the COVID-19 pandemic.
"Driven by strong transactions and broad-based regional and category growth, our fiscal 2020 fourth-quarter comparable store sales increased 21.6%, the strongest quarterly growth rate of the year. For the full year, our fiscal 2020 comparable store sales increased 5.5%, a significant achievement considering the impact of the COVID-19 pandemic on our store operations beginning in late March. Our fiscal 2020 fourth quarter total net sales exceeded our expectations, increasing $196.7 million to $723.7 million, an increase of 37.3% from the fourth quarter of fiscal 2019. Our fiscal 2020 fourth quarter adjusted EBITDA* also exceeded our expectations improving to a record $97.6 million, an increase of 65.9% from the fourth quarter of fiscal 2019. We are encouraged by our fiscal 2020 fourth quarter comparable store sales growth exit rate and the strong start to fiscal 2021.”
Mr. Taylor continued, “We opened five new warehouse stores in the fourth quarter of fiscal 2020, bringing the total number of warehouse stores that we operate to 133 and two design studios in 31 states at the end of fiscal 2020. As we look to fiscal 2021, we expect to open seven new warehouse stores in the first quarter of fiscal 2021, more than double the three new warehouse stores we opened in the first quarter of fiscal 2020. For the fiscal 2021 full year, we intend to return to 20% annual unit growth following having to slow growth in 2020 due to the impact of the COVID-19 pandemic. We have planned for a strong and balanced quarterly store opening pipeline of 27 new warehouse stores in fiscal 2021, an increase of 20.3% from 2020.”
Our fiscal year is the 52- or 53-week period ending on the Thursday on or preceding December 31. Our fiscal year ended December 31, 2020 (fiscal 2020) included an additional week of operations (53rd week) compared to the fiscal year ended December 26, 2019 (fiscal 2019) and the fiscal year ending December 30, 2021 (fiscal 2021). Please see “Comparable Store Sales” below for information on how the Company calculates its comparable store sales growth.

For the Fiscal Quarter Ended December 31, 2020
•Net sales increased 37.3% to $723.7 million from $527.0 million in the fourth quarter of fiscal 2019.
•Comparable store sales increased 21.6%.
•The Company opened five new warehouse-format stores during the fourth quarter of fiscal 2020, ending the quarter with 133 warehouse-format stores and two design studios.
•Operating income increased 61.5% to $68.0 million from $42.1 million in the fourth quarter of fiscal 2019. Operating margin increased 140 basis points to 9.4%. The fourth quarter of fiscal 2019 included income of $14.0 million related to estimated tariff refunds.
•Net income increased 61.7% to $57.1 million compared to $35.3 million in the fourth quarter of fiscal 2019. Diluted EPS was $0.54 compared to $0.34 in the fourth quarter of fiscal 2019, an increase of 58.8%.
•Adjusted net income* increased 86.0% to $50.2 million compared to $27.0 million in the fourth quarter of fiscal 2019. Adjusted diluted EPS* was $0.47 compared to $0.26 in the fourth quarter of fiscal 2019, an increase of 80.8%.
•Adjusted EBITDA* increased 65.9% to $97.6 million compared to $58.8 million in the fourth quarter of fiscal 2019.
For the Fiscal Year Ended December 31, 2020
•Net sales increased 18.6% to $2,425.8 million from $2,045.5 million in fiscal 2019.
•Comparable store sales increased 5.5%.
•The Company opened 13 new warehouse-format stores and one design studio.
•Operating income increased 34.8% to $214.6 million from $159.2 million in fiscal 2019. Operating margin increased 100 basis points to 8.8%.
•Net income increased 29.4% to $195.0 million compared to $150.6 million in fiscal 2019. Diluted EPS was $1.84 compared to $1.44 in fiscal 2019, an increase of 27.8%.
•Adjusted net income* increased 32.4% to $159.3 million compared to $120.3 million in fiscal 2019. Adjusted diluted EPS* was $1.50 compared to $1.15 in fiscal 2019, an increase of 30.4%.
•Adjusted EBITDA* increased 33.1% to $323.0 million compared to $242.6 million in fiscal 2019.
Estimated 53rd Week Impact
We estimate that the 53rd week added the following amounts in fiscal 2020:
•Net sales of $41.8 million;
•Operating income of $8.5 million;
•Net income of $6.4 million and diluted EPS of $0.06;
•Adjusted EBITDA* of $8.8 million.
*Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Fiscal 2021 Outlook
The COVID-19 pandemic had a material negative impact on our financial results during the first two quarters of fiscal 2020. While our financial results improved during the second half of fiscal 2020 relative to the first half of the year, the full impact that the pandemic could have on the broader economy and our business in fiscal 2021 remains highly uncertain. We continue to monitor the situation closely with regards to our associates, customers, business partners, and supply chain. However, given the evolving nature of the pandemic and uncertainty regarding its potential severity and duration, the full financial impact of the pandemic on our business cannot be reasonably estimated at this time, and we are planning for fiscal 2021 based on a range of potential outcomes. Due to the continued uncertainty regarding the ongoing impacts of the COVID-19 pandemic and the associated complexity of forecasting, we are providing select annual guidance for new store openings and certain other financial measures that we believe we can reasonably forecast.
Outlook for the Fiscal Year (Fifty-two weeks) Ending December 30, 2021:
•Depreciation and amortization expense of approximately $116 million to $118 million
•Interest expense, net of approximately $5 million
•Tax rate of approximately 24%
•Diluted weighted average shares outstanding of approximately 107 million shares
•Open 27 new warehouse-format stores and two small design studios
•Capital expenditures in the range of $440 million to $460 million
*Non-GAAP financial measure. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.
Conference Call Details
A conference call to discuss the fourth quarter fiscal 2020 financial results is scheduled for today, February 25, 2021, at 5:00 p.m. Eastern Time. A live audio webcast of the conference call, together with related materials, will be available online at ir.flooranddecor.com.
A recorded replay of the conference call is expected to be available approximately two hours following the conclusion of the call and can be accessed both online at ir.flooranddecor.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13715433. The replay will be available until March 4, 2021.

About Floor & Decor Holdings, Inc.
Floor & Decor is a multi-channel specialty retailer operating 133 warehouse-format stores and two design studios across 31 states at the end of the fourth quarter of fiscal 2020. The Company offers a broad assortment of in-stock hard-surface flooring, including tile, wood, laminate/luxury vinyl plank, and natural stone along with decorative and installation accessories, at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.
Comparable Store Sales
Comparable store sales refer to period-over-period comparisons of our net sales among the comparable store base and are based on when the customer obtains control of the product, which is typically at the time of sale. A store is included in the comparable store sales calculation on the first day of the thirteenth full fiscal month following a store’s opening, which is when we believe comparability has been achieved. Changes in our comparable store sales between two periods are based on net sales for stores that were in operation during both of the two periods. Any change in the square footage of an existing comparable store, including for remodels and relocations within the same primary trade area, does not eliminate that store from inclusion in the calculation of comparable store sales. Stores that are closed for a full fiscal month or longer are excluded from the comparable store sales calculation for each full fiscal month that they are closed. Since our e-commerce, regional account manager, and design studio sales are fulfilled by individual stores, they are included in comparable store sales only to the extent the fulfilling store meets the above-mentioned store criteria.
Non-GAAP Financial Measures
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA (which are shown in the reconciliations below) are presented as supplemental measures of financial performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP"). We define Adjusted net income as net income adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance and the tax effect related to those items. We define Adjusted diluted EPS as Adjusted net income divided by weighted average shares outstanding. We define EBITDA as net income before interest, loss (gain) on early extinguishment of debt, taxes, depreciation and amortization. We define Adjusted EBITDA as net income before interest, loss (gain) on early extinguishment of debt, taxes, depreciation and amortization, adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance. Reconciliations of these measures to the most directly comparable GAAP financial measure are set forth in the tables below.
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance and enterprise value. We believe that Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain items that are not indicative of our core operating performance and facilitate a comparison of our core operating performance on a consistent basis from period to period. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our credit facilities, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate companies in our industry.
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income or diluted EPS as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted net income, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management's discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, such as stock compensation expense, loss on asset impairments and disposals, and other adjustments. Our presentation of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.
Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Floor & Decor Holdings, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Fiscal Quarter Ended
	December 31, 2020		December 26, 2019		% Increase (Decrease)
	Actual	% of Sales	Actual	% of Sales
Net sales	$723,652	100.0%	$527,002	100.0%	37.3%
Cost of sales	416,112	57.5	296,973	56.4	40.1
Gross profit	307,540	42.5	230,029	43.6	33.7
Operating expenses:
Selling and store operating	191,064	26.4	147,869	28.1	29.2
General and administrative	40,858	5.6	34,022	6.5	20.1
Pre-opening	7,604	1.1	6,014	1.1	26.4
Total operating expenses	239,526	33.1	187,905	35.7	27.5
Operating income	68,014	9.4	42,124	8.0	61.5
Interest expense, net	2,255	0.3	1,679	0.3	34.3
Income before income taxes	65,759	9.1	40,445	7.7	62.6
Provision for income taxes	8,619	1.2	5,104	1.0	68.9
Net income	$57,140	7.9%	$35,341	6.7%	61.7%
Basic weighted average shares outstanding	103,755		101,177
Diluted weighted average shares outstanding	106,799		105,383
Basic earnings per share	$0.55		$0.35		57.1%
Diluted earnings per share	$0.54		$0.34		58.8%

	Fiscal Year Ended
	December 31, 2020		December 26, 2019		% Increase (Decrease)
	Actual	% of Sales	Actual	% of Sales
Net sales	$2,425,788	100.0%	$2,045,456	100.0%	18.6%
Cost of sales	1,390,896	57.3	1,182,442	57.8	17.6
Gross profit	1,034,892	42.7	863,014	42.2	19.9
Operating expenses:
Selling and store operating	654,100	27.0	546,853	26.7	19.6
General and administrative	144,715	6.0	132,386	6.5	9.3
Pre-opening	21,498	0.9	24,594	1.2	(12.6)
Total operating expenses	820,313	33.8	703,833	34.4	16.5
Operating income	214,579	8.8	159,181	7.8	34.8
Interest expense, net	8,389	0.3	8,801	0.4	(4.7)
Gain on early extinguishment of debt	(1,015)	—	—	—	NM
Income before income taxes	207,205	8.5	150,380	7.4	37.8
Provision (benefit) for income taxes	12,224	0.5	(251)	—	NM
Net income	$194,981	8.0%	$150,631	7.4%	29.4%
Basic weighted average shares outstanding	102,690		99,435
Diluted weighted average shares outstanding	106,142		104,962
Basic earnings per share	$1.90		$1.51		25.8%
Diluted earnings per share	$1.84		$1.44		27.8%
NM – Not Meaningful

Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	As of December 31, 2020	As of December 26, 2019
Assets
Current assets:
Cash and cash equivalents	$307,772	$27,037
Income taxes receivable	—	2,868
Receivables, net	50,427	69,301
Inventories, net	654,000	581,865
Prepaid expenses and other current assets	28,257	20,415
Total current assets	1,040,456	701,486
Fixed assets, net	579,359	456,289
Right-of-use assets	916,325	822,256
Intangible assets, net	109,269	109,299
Goodwill	227,447	227,447
Other assets	7,569	7,532
Total long-term assets	1,839,969	1,622,823
Total assets	$2,880,425	$2,324,309
Liabilities and stockholders’ equity
Current liabilities:
Current portion of term loan	$1,647	$—
Current portion of lease liabilities	94,502	74,592
Trade accounts payable	417,898	368,459
Accrued expenses and other current liabilities	162,283	102,807
Income taxes payable	12,391	—
Deferred revenue	10,115	6,683
Total current liabilities	698,836	552,541
Term loans	207,157	142,606
Lease liabilities	941,125	844,269
Deferred income tax liabilities, net	27,990	18,378
Other liabilities	7,929	2,179
Total long-term liabilities	1,184,201	1,007,432
Total liabilities	1,883,037	1,559,973
Stockholders’ equity
Capital stock:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2020 and December 26, 2019	—	—
Common stock Class A, $0.001 par value; 450,000,000 shares authorized; 104,368,212 shares issued and outstanding at December 31, 2020 and 101,457,858 issued and outstanding at December 26, 2019	104	101
Common stock Class B, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2020 and December 26, 2019	—	—
Common stock Class C, $0.001 par value; 30,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2020 and December 26, 2019	—	—
Additional paid-in capital	408,124	370,413
Accumulated other comprehensive income (loss), net	164	(193)
Retained earnings	588,996	394,015
Total stockholders’ equity	997,388	764,336
Total liabilities and stockholders’ equity	$2,880,425	$2,324,309

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fiscal Year Ended
	December 31, 2020	December 26, 2019
Operating activities
Net income	$194,981	$150,631
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91,640	74,001
Gain on early extinguishment of debt	(1,015)	—
Loss on asset impairments and disposals, net	14	4,111
Operating lease termination	—	1,926
Deferred income taxes	9,614	(10,584)
Interest cap derivative contracts	372	446
Stock-based compensation expense	16,115	8,711
Changes in operating assets and liabilities:
Receivables, net	18,874	(17,850)
Inventories, net	(72,135)	(110,851)
Trade accounts payable	49,439	54,956
Accrued expenses and other current liabilities	59,017	20,744
Income taxes	15,264	3,894
Deferred revenue	3,432	1,439
Other, net	20,552	23,084
Net cash provided by operating activities	406,164	204,658
Investing activities
Purchases of fixed assets	(212,448)	(196,008)
Net cash used in investing activities	(212,448)	(196,008)
Financing activities
Borrowings on revolving line of credit	275,000	100,100
Payments on revolving line of credit	(275,000)	(100,100)
Proceeds from term loans	75,000	—
Payments on term loans	(2,697)	(3,500)
Proceeds from exercise of stock options	19,254	18,798
Debt issuance costs	(6,882)	—
Proceeds from employee stock purchase plan	2,344	2,445
Net cash provided by (used in) financing activities	87,019	17,743
Net increase in cash and cash equivalents	280,735	26,393
Cash and cash equivalents, beginning of the period	27,037	644
Cash and cash equivalents, end of the period	$307,772	$27,037
Supplemental disclosures of cash flow information
Buildings and equipment acquired under operating leases	$177,932	$277,392
Cash paid for interest, net of capitalized interest	$8,043	$7,388
Cash paid for income taxes, net of refunds	$12,670	$6,453
Fixed assets accrued at the end of the period	$19,987	$19,527

Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except EPS)
(Unaudited)
Adjusted net income and Adjusted diluted EPS

	Fiscal Quarter Ended
	12/31/2020	12/26/2019
Net income (GAAP):	$57,140	$35,341
COVID-19 costs (a)	80	—
Secondary offering costs (b)	—	60
Tariff refunds (d)	274	(8,483)
Store support center relocation and distribution center closure (f)	346	2,448
Tax benefit of stock option exercises (h)	(7,800)	(3,797)
Tax impact of adjustments to net income (j)	121	1,406
Adjusted net income	$50,161	$26,975
Diluted weighted average shares outstanding	106,799	105,383
Adjusted diluted EPS	$0.47	$0.26

	Fiscal Year Ended
	12/31/2020	12/26/2019
Net income (GAAP):	$194,981	$150,631
COVID-19 costs (a)	3,562	—
Secondary offering costs (b)	785	708
Debt modification expense (c)	722	—
Tariff refunds (d)	(4,304)	(8,483)
Gain on early extinguishment of debt (e)	(1,015)	—
Store support center relocation and distribution center closure (f)	346	7,832
Operating lease right-of-use asset impairment (g)	—	4,136
Tax benefit of stock option exercises (h)	(30,771)	(33,808)
Tax benefit due to CARES Act (i)	(7,676)	—
Tax impact of adjustments to net income (j)	2,683	(684)
Adjusted net income	$159,313	$120,332
Diluted weighted average shares outstanding	106,142	104,962
Adjusted diluted EPS	$1.50	$1.15
(a)Amounts are comprised of sanitation, personal protective equipment, and other costs directly related to disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic on our business.
(b)Amounts relate to costs associated with secondary public offerings of the Company’s Class A common stock by certain of our stockholders. The Company did not sell any shares or receive any proceeds from the sale of shares by the selling stockholders.
(c)Represents legal fees incurred in connection with the February 2020 amendment to the senior secured term loan credit facility.
(d)Represents income and adjustments for estimated tariff refunds recognized for certain bamboo and other flooring products in fiscal 2020. In fiscal 2019, represents income for the portion of expected tariff refunds related to products sold prior to November 20, 2019, the date on which U.S. Customs issued Chapter 99 tariff exclusions for certain of our click-vinyl and engineered flooring products, net of a resulting increase to incentive compensation.
(e)Represents gain on partial debt extinguishment due to the May 2020 amendment to the senior secured term loan credit facility.
(f)Amounts in fiscal 2020 are related to the relocation of our Houston distribution center. Amounts in fiscal 2019 are related to the relocation of our store support center and the closure of our Miami distribution center.
(g)Impairment loss for the operating lease right-of-use asset related to our former store support center in Smyrna, Georgia.
(h)Tax benefit due to stock option exercises.
(i)Represents income tax benefit recognized due to the enactment of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), which resulted in a fiscal 2019 tax net operating loss carryback to prior years in which the federal tax rate of 35% was higher than the current federal tax rate of 21%.
(j)Tax adjustments for pre-tax adjustments above and tax reserves, including for uncertain tax positions, related to prior years.

EBITDA and Adjusted EBITDA

	Fiscal Quarter Ended
	12/31/2020	12/26/2019
Net income (GAAP):	$57,140	$35,341
Depreciation and amortization (a)	24,290	20,568
Interest expense, net	2,255	1,679
Income tax expense	8,619	5,104
EBITDA	92,304	62,692
Stock compensation expense (c)	4,573	2,051
COVID-19 costs (d)	80	—
Tariff refunds (e)	356	(8,148)
Other (g)	272	2,221
Adjusted EBITDA	$97,585	$58,816

	Fiscal Year Ended
	12/31/2020	12/26/2019
Net income (GAAP):	$194,981	$150,631
Depreciation and amortization (a)	90,520	73,019
Interest expense, net	8,389	8,801
Gain on early extinguishment of debt (b)	(1,015)	—
Income tax expense (benefit)	12,224	(251)
EBITDA	305,099	232,200
Stock compensation expense (c)	16,115	8,711
COVID-19 costs (d)	3,562	—
Tariff refunds (e)	(3,660)	(8,148)
Loss on asset impairments and disposals, net (f)	—	4,111
Other (g)	1,879	5,749
Adjusted EBITDA	$322,995	$242,623
(a)Excludes amortization of deferred financing costs, which is included as a part of interest expense, net in the table above.
(b)Represents gain on partial debt extinguishment in connection with the May 2020 amendment to the senior secured term loan credit facility.
(c)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and forfeitures.
(d)Amounts are comprised of sanitation, personal protective equipment, and other costs directly related to disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic on our business.
(e)Represents income and adjustments for estimated tariff refunds recognized for certain bamboo and other flooring products in fiscal 2020. In fiscal 2019, represents income for the portion of expected tariff refunds related to products sold prior to November 20, 2019, the date on which U.S. Customs issued Chapter 99 tariff exclusions for certain of our click-vinyl and engineered flooring products, net of a resulting increase to incentive compensation. Interest income for tariff refunds is included within interest expense, net in the table above.
(f)Amount primarily represents impairment loss for the operating lease right-of-use asset related to our former store support center in Smyrna, Georgia.
(g)Other adjustments include amounts management does not consider indicative of our core operating performance. Amounts for fiscal 2020 primarily relate to relocation expenses for our Houston distribution center, costs associated with two secondary public offerings of the Company’s Class A common stock by certain of our stockholders, and legal fees associated with the February 2020 amendment to our senior secured term loan credit facility. Amounts for fiscal 2019 primarily relate to costs associated with the secondary public offering of our Class A common stock by certain of our stockholders, the relocation of our store support center in Smyrna, Georgia, and the closure of our Miami distribution center. The Company did not sell any shares in the offerings and did not receive any proceeds from the sale of shares by the selling stockholders.

Forward-Looking Statements
This release and the associated webcast/conference call contain forward-looking statements, including with respect to the Company’s estimated store count, new stores, depreciation and amortization expenses, interest expense, tax rate, diluted weighted average shares outstanding, and capital expenditures. All statements other than statements of historical fact contained in this release, including statements regarding the Company’s future operating results and financial position, business strategy and plans, objectives of management for future operations and the impact of the COVID-19 pandemic, are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections. These statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions, including the impact of the COVID-19 pandemic.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “could,” “seeks,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “budget,” “potential,” “focused on” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements contained in this release are only predictions. Although the Company believes that the expectations reflected in the forward-looking statements in this release are reasonable, the Company cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this release or the associated webcast/conference call, including, without limitation, those factors described in “Forward-Looking Statements,” Item 1, “Business” and Item 1A, “Risk Factors” of Part I and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 9A, “Controls and Procedures” of Part II of the Company’s Annual Report for fiscal 2020 filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2021 (the “Annual Report”) and elsewhere in the Annual Report, and those described in the Company’s other filings with the SEC.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The forward-looking statements contained in this release or the associated webcast/conference call speak only as of the date hereof. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company’s forward-looking statements occurs, the Company’s business, financial condition and operating results may vary materially from those expressed in the Company’s forward-looking statements. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein or in the associated webcast/conference call, whether as a result of any new information, future events or otherwise, including the Company’s estimated store count, new stores, depreciation and amortization expenses, interest expense, tax rate, diluted weighted average shares outstanding, and capital expenditures.
Contacts
Investor Contacts:
Wayne Hood
Vice President of Investor Relations
678-505-4415
wayne.hood@flooranddecor.com
or
Matt McConnell
Senior Manager of Investor Relations
770-257-1374
matthew.mcconnell@flooranddecor.com